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                           ATLANTIC ACQUISITION

                           LIMITED PARTNERSHIP

                        98 North Washington Street

                       Boston, Massachusetts 02114

                                                           October 3, 1995

Dear Unitholder:

  The enclosed Supplement dated October 3, 1995 supplements and amends the Offer to Purchase dated August 18, 1995 previously provided to you. As described in the Offer to Purchase and the Supplement, Atlantic Acquisition Limited Partnership (the "Purchaser") is offering to purchase Units you own representing limited partnership interests of American Income Partners III-C Limited Partnership.

  The Supplement is being provided to you in connection with the proposed settlement of class action litigation brought against the Purchaser and others in connection with the Offer. In accordance with the proposed settlement, the Purchase Price has been increased from $1.85 per Unit to $1.97 per Unit, and the number of Units sought pursuant to the Offer has been decreased to 270,946 Units. In order to permit all Unitholders adequate time to evaluate the additional information in the Supplement, the Purchaser has decided to extend the date for the expiration of the Offer until 5 p.m., Eastern time, on October 20, 1995. THE INCREASED PURCHASE PRICE WILL BE PAID FOR ALL UNITS ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, WHETHER OR NOT THE UNITS WERE TENDERED PRIOR TO THE INCREASE.

  We suggest that you review the enclosed Supplement and the Offer to Purchase with your personal financial and tax advisor. After carefully reading the enclosed Supplement in conjunction with the Offer to Purchase, if you elect to tender your Units and have not already done so, deliver (using the enclosed pre-addressed, postage-paid envelope if delivery is by First Class Mail) or telecopy a duly completed and executed copy of the Letter of Transmittal, and any documents required by the Letter of Transmittal, to:

                   State Street Bank and Trust Company

By First Class Mail:                                By Facsimile:

                                                    (617) 774-4519
Corporate Reorganization

P.O. Box 9061                                       Confirm Facsimile by
                                                    Telephone:
Boston, MA 02205-8686

                                                    (617) 774-4511

  IF YOU HAVE ALREADY TENDERED YOUR UNITS BY COMPLETING AND RETURNING THE BLUE LETTER OF TRANSMITTAL PREVIOUSLY PROVIDED TO YOU, YOU DO NOT NEED TO EXECUTE AN ADDITIONAL LETTER OF TRANSMITTAL. ALL UNITS ACCEPTED FOR PAYMENT WILL RECEIVE THE INCREASED PURCHASE PRICE.

  IF YOU HAVE ANY QUESTIONS, PLEASE CALL D.F. KING & CO., INC. AT 1-800-848-
3051.

                                                    ATLANTIC ACQUISITION

                                                    LIMITED PARTNERSHIP


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